                                                                    EXHIBIT 99.1


                OPTIONS ASSUMED BY MAIL.COM, INC. PURSUANT TO AN
            AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 14, 2000


     The chart below reflects the number of options assumed by Mail.com, Inc. pursuant to an Agreement and Plan of Merger by and among Mail.com, Inc.,eLong.com, Inc. and the stockholders of eLong.com, Inc., dated as of March 14, 2000.

     Using the conversion ratio determined in the Agreement and Plan or Merger, this Exhibit 99.1 sets forth the aggregate number of options at each exercise price for shares of eLong.com, Inc. and Mail.com, Inc.


                                                  Converted
               Outstanding                        Number of
               Options to                         Options to
Exercise       Purchase Shares     Conversion     Purchase Shares      Post-Conversion
 Price         of eLong.com, Inc.    Ratio        of Mail.com, Inc.    Exercise Price
--------       ------------------  ----------     -----------------    ----------------
 $2.50              63,800         1.09101881          69,607              $2.2914
 $1.50              21,200         1.15160377          24,414              $1.3025
 $1.00             156,750         1.18193301         185,268              $0.8461
---------------------------------------------------------------------------------------

                         Total Shares of Mail.com, Inc.
                                  Class A Common Stock:     279,289